Exhibit 4.18

Third Supplemental Agreement
Date: 29 December 2010

1
Reference is made to the loan agreement dated 19 November 2007 (the "Original Agreement") made between Paragon Shipping Inc. as borrower (the "Borrower"), (ii) the banks and financial institutions listed therein as lenders (the "Lenders"), (iii) UniCredit Bank AG (formerly known as Bayerische Hypo- Und Vereinsbank AG) as swap bank (the "Swap Bank"), (iv) UniCredit Bank AG (formerly known as Bayerische Hypo- Und Vereinsbank AG) as agent (the "Agent") and arranger (the "Arranger") and (v) UniCredit Bank AG (formerly known as Bayerische Hypo- Und Vereinsbank AG) as security trustee (the "Security Trustee" and together with the Lenders, the Swap Bank, the Agent and the Arranger, the "Creditor Parties"), as amended and restated by a first supplemental agreement dated 25 February 2009 and a second supplemental agreement dated 24 March 2010 each made between (inter alios) the Borrower and the Creditor Parties (together the "Loan Agreement"), pursuant to which the Lenders agreed to make available to the Borrower a secured credit facility of up to Ninety million United States Dollars (US$90,000,000) upon the terms and conditions set out therein.

2	Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

3
The total amount standing to the credit of the Cash Collateral Account is Ten million United States Dollars (US$10,000,000) and the Borrower has requested the Creditor Parties' consent to the release of a part thereof in the amount of Eight million five hundred thousand United States Dollars (US$8,500,000) (the "Amount").

4	Following the Borrower's said request, the Creditor Parties hereby consent to the release of the Amount to the Borrower, on condition however that:

(a)	simultaneously with the release of the Amount, the Borrower shall prepay to the Agent a part of the Loan which is equal to the Amount; and

(b)
notwithstanding the provisions of clausg 8.12, the amount received by the Agent pursuant to paragraph 4(a) above shall be applied in prepayment of the Loan and the repayment instalments referred to in Clause 8.1 of the Loan Agreement in inverse order of their due dates for payment.

5	The Creditor Parties hereby confirm their consent to the arrangements set out in paragraph 4 above on the further conditions that:

(a)
the Borrower and each Security Party shall have confirmed their agreement and consent to the arrangements of this Agreement by counter-signing this Agreement by signatories acceptable to the Agent in all respects; and

(b)
there shall have been delivered to the Agent, such corporate authorisations or other evidence of the authority of the Borrower and the other Security Parties in relation to the execution of this Agreement, in a form acceptable to the Agent in all respects and such legal opinions on terms acceptable to the Majority Lenders from such lawyers as they may select, and, with effect on and from the date when the Agent advises the Borrower that it is satisfied that the conditions referred to in paragraphs 5(a) and 5(b) above have been met, the Amount shall be released in accordance with the terms of paragraph 4 above (but subject to the conditions set out in paragraphs 4(a) and 4(b) above).

6
Following a further request by the Borrower, the Creditor Parties hereby agree that, notwithstanding the prepayment referred to in paragraph 4(b) above and the provisions of clause 8.14 of the Loan Agreement, the Borrower shall not be required, in connection with such prepayment, to reverse, offset, unwind or terminate one or more Designated Transactions under such clause 8.14.

7	For the avoidance of doubt, it is hereby agreed and understood that the agreement of the Creditor Parties contained in paragraph 6:

(a)
is without prejudice to the rights of the Creditor Parties under clause 8.14 of the Loan Agreement which may arise as a result of any other repayments or prepayments of the Loan, present or future, whether under the provisions of clause 8 of the Loan Agreement or under any other provision of the Loan Agreement; and

(b)	shall only apply to the prepayment referred to in paragraph 4 and to no other repayments or prepayments made, whether now or in the future, under the Loan Agreement.

8
No failure or delay on the part of any Creditor Party (whether as a result of the arrangements contained in this Agreement or otherwise) to exercise any power, right or remedy under the Loan Agreement or any of the other Finance Documents (including the rights of Creditor Parties under clause 8.14 of the Loan Agreement) and nothing contained in this Agreement shall operate as a waiver thereof, nor shall anything contained in this Agreement or any single or partial exercise by any Creditor Party (whether as a result of the arrangements contained in this Agreement or otherwise) of any power, right or remedy (including the rights of Creditor Parties under clause 8.14 of the Loan Agreement), preclude any other or further exercise thereof or the exercise of any other power, right or remedy of the Creditor Parties under the Loan Agreement, the other Finance Documents, at law or otherwise.

9
This Agreement is supplemental to the Loan Agreement and the Loan Agreement and this Agreement shall be read and construed together as one instrument. Consequently, this Agreement is a "Security Document" for the purposes of the Loan Agreement and failure by the Borrower to comply with its obligations under this Agreement shall constitute an Event of Default under the Loan Agreement.

10	Save as amended by this Agreement, all other terms of the Loan Agreement remain unchanged.

11	This Agreement and any non-contractual obligations in connection with this Agreement

Lenders

SIGNED by	)
and by	)	Authorised Signatory
for and on behalf of	)
UNICREDIT BANK AG (formerly known as	)
BAYERISCHE HYPO-UND VEREINSBANK AG))
as Lender	)	Authorized Signatory

Agent

SIGNED by	)
and by	)	Authorised Signatory
for and on behalf of	)
UNICREDIT BANK AG (formerly known as	)
BAYERISCHE HYPO-UND VEREINSBANK AG))
as Agent	)	Authorized Signatory

Arranger

SIGNED by	)
and by	)	Authorised Signatory
for and on behalf of	)
UNICREDIT BANK AG (formerly known as	)
BAYERISCHE HYPO-UND VEREINSBANK AG))
as Arranger	)	Authorized Signatory

Swap Bank

SIGNED by	)
and by	)	Authorised Signatory
for and on behalf of	)
UNICREDIT BANK AG (formerly known as	)
BAYERISCHE HYPO-UND VEREINSBANK AG))
as Swap Bank	)	Authorized Signatory

Security Trustee

SIGNED by	)
and by	)	Authorised Signatory
for and on behalf of	)
UNICREDIT BANK AG (formerly known as	)
BAYERISCHE HYPO-UND VEREINSBANK AG))
as Security Trustee	)	Authorized Signatory

Owners

EXECUTED as a DEED by	)
for and on behalf of	)
FRONTLINE MARINE COMPANY	)	Attorney-in-fact
as Owner	)
in the presence of:	)
)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
TRADE FORCE SHIPPING S.A.	)	Attorney-in-fact
as Owner	)
in the presence of:	)
)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
OPERA NAVIGATION CO.	)	Attorney-in-fact
as Owner	)
in the presence of:	)
)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
ALLSEAS MARINE S.A.	)	Director
as Owner	)
in the presence of:	)
)

Witness
Name:
Address:
Occupation: